PRESS RELEASE	FOR IMMEDIATE RELEASE
June 22, 2021

Five Star Bancorp Announces Appointment of Director

Rancho Cordova, CA (June 22, 2021) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), and its subsidiary, Five Star Bank (the “Bank”) announce the appointment of Leigh White to the Board of Directors effective June 17, 2021.

Ms. White has over 30 years of experience in key positions in television broadcast management throughout the United States. Her most recent role was that of Vice President and General Manager of KTXL-TV in Sacramento, California (FOX, Tribune Broadcasting). In this capacity, she managed all aspects of the station including revenue development, content production (both linear and digital), FCC requirements, engineering, programming, finance and marketing. While overseeing the creation of nine and a half hours of local news daily, her accomplishments were also the improvement of top line revenue results and growing EBITDA, championing data and analytics driving multiplatform content and creating efficiencies transforming operations and process throughout the organization.

Ms. White recently completed service as Board Chair of the Sacramento Metro Chamber of Commerce. In addition, she is a member of the Salvation Army Board of Directors and past Chair of that board’s Public Relations/Marketing Committee. Ms. White recently joined the Capital City Airshow Board as Director. She is a graduate of the University of Minnesota with a B.S. in Applied Studies/Communications. She is also a graduate of Leadership Sacramento and Leadership Knoxville – chamber-based programs that develop community-minded business and civic leaders. She most recently graduated from the Saïd School of Business Digital Disruption Program at the University of Oxford in London. She is currently enrolled at Louisiana State University pursuing her MBA in Finance.

“We are very pleased to welcome Ms. White to our Board of Directors,” said James Beckwith, the Bank’s President and Chief Executive Officer. “Ms. White provides extensive knowledge and strategic advice in the areas of finance, revenue growth, marketing, innovation, technology and community relationships. She is an extremely accomplished business executive and strategic thinker with a talent for building consensus and aligning people with organizational goals. We look forward to her contributions.”

“The exposure to a variety of people and cultures led to an appreciation of the importance of seeking-out diverse opinions on complex issues,” said Ms. White. “As a result, whether at the TV station or the boardroom, I listen to the points of view of others and ensure their opinions are heard. In this way, I recognize the collaborative culture embraced by Five Star Bank and appreciate how they champion ideation, open communication and respect for others. I look forward to contributing to the bank’s success.”

About Five Star Bank

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Media Contact:

Heather Luck, CFO

Five Star Bancorp

hluck@fivestarbank.com

916.626.5008

Shelley Wetton, CMO

Five Star Bancorp

swetton@fivestarbank.com

916.284.7827